Exhibit 99.(p)(6)

aberdeen

Doing the right thing

Our global code of conduct

January 2026

aberdeenplc.com

Contents

Introduction by Group CEO	3
About our global code of conduct	4
Our cultural commitments	5
Respecting inclusive growth and the environmental transition	6
Our ethics	7
Market conduct and inside information	8
Malpractice, bribery and inducements	9
Money laundering and financial crime	10
Conflicts of interest and outside appointments	10
Using information and technology responsibly	11
Speak Up	12

Our global code of conduct 2

Doing the right thing

Our purpose is clear: we enable our clients to be better investors. To do this well, trust must be the foundation of every relationship - whether with clients, colleagues, partners, or regulators. Trust is earned, not assumed, and it’s our responsibility to uphold the highest standards in all we do.

This global code is more than a policy - it’s a statement of who we are and what we stand for. It sets out the standards that guide our decisions and the responsibilities we hold to our clients, to each other, and to the communities we serve. It’s how we ensure we always put clients first, and act with fairness, honesty, and integrity.

We are committed to a culture where everyone feels safe to speak up. Transparency, feedback, and honest conversations are essential to maintaining trust and making sound decisions. Every colleague, in every role, is empowered to protect our values and our reputation.

Thank you to all our colleagues for living by these standards, and for your commitment to delivering the best outcomes for our clients and customers, every day. Jason Windsor Chief Executive Officer

Our global code of conduct	3

About our global

code of conduct

Our global code of conduct describes the ethical standards that Aberdeen1 expects from all its people. It’s designed to help us understand our responsibilities, the importance of taking accountability for our own actions, and our duty to speak up if we have any concerns.

This means that while laws, regulations, policies and procedures may vary by country or region we should always:

•	Act with integrity.

•	Act with due skill, care and diligence.

•	Be open and cooperative with our regulators.

•	Pay due regard to the interests of customers and clients and treat them fairly.

•	Observe proper standards of market conduct.
•	Act to deliver good outcomes for retail customers.

Personal responsibility

All colleagues working for the company are required to comply with our code, as well as the policies, procedures and laws that apply to their jurisdictions and role.

Our cultural

commitments

At Aberdeen, our commitments aren’t just words on a page - they underpin our culture. They shape how we show up, how we treat each other, and how we serve our clients every day. We believe in open conversations, ambitious actions, and the courage to speak up when it matters. By living these commitments, we build trust, spark transparency, and empower every colleague to make a difference.

Additional responsibilities for managers

Managers and senior leaders should act as role models, setting standards and leading their teams by:

•	Creating a respectful and inclusive environment free from all types of harassment and discrimination.

•	Encouraging colleagues to speak up and ask for help or raise concerns.

•	Listening and addressing concerns, escalating when needed.

•	Helping the team understand our code, rules, and regulations.

•	Ensuring no retaliation for speaking up or cooperating in investigations.

What happens if I do not follow the principles outlined in our global code of conduct?

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At Aberdeen, maintaining the highest standards of conduct and professionalism is crucial. Our commitment to ethical practices and regulatory compliance underpins our trustworthiness and integrity. It’s essential for everyone to adhere to our global code of conduct.

•	We take all reports seriously, ensuring thorough and fair investigations. Addressing potential issues upholds our ethical standards and promotes a culture of transparency and accountability.

•

If you notice a breach of the global code of conduct or regulations, report it to your manager immediately. Depending on the specific circumstances of the breach, disciplinary action could be taken, up to and including dismissal. In the case of contractors and agency workers, any inappropriate conduct could lead to services being ended or suspended. Alternatively see the Speak Up section on page 12.

Respecting inclusive growth and the environmental transition

Our sustainability ambition is to enable inclusive growth and a credible environmental transition for our clients, people and tomorrow’s generation. A robust Sustainability Strategy is part of our purpose of enabling our clients to be better investors.

The aim is to embed a culture of sustainability throughout the business, practised by our employees and supported by a rigorous governance structure, operating model and accountability framework. To ensure this, our strategy is built around seven guiding principles.

Our 7 Sustainability Principles

•	Purpose and Long-Term Value Creation: Sustainability will be considered when determining our corporate strategy and commercial initiatives, as part of long-term value creation.

•	Transparency and Stakeholder Engagement: Our disclosure will be aligned with recognised guidance frameworks and will consider the interests of our various stakeholders.

•	Measurable Metrics and Targets: Our approach will be supported by measurable metrics with progress evaluated and verified.

•	Support for Clients and Customers: We will support our clients’ and customers’ management of their long-term risks and opportunities associated with the environmental transition and inclusive growth.

•	Risk Management: Sustainability risks will be incorporated into our enterprise risk management process.

•	Sustainability Opportunities: Opportunities will be analysed to ensure a balance between short-term costs and long-term benefits.

•	Iterative Approach: Our strategy is not static and will be iterative in response to the changing landscape: macro, regulatory and scientific.

Customers and clients

We are dedicated to helping our clients and customers secure their financial futures through effective planning, saving and investing.

Environmental transition

As a business, we recognise the importance of managing the risks and opportunities linked to climate change, nature and the wider environmental transition. We do this through offering products and solutions to support our clients’ environmental transition needs. We are also targeting operational net zero by 2040 and have set out clear, medium-term milestones to measure our progress. All our colleagues are responsible for helping to minimise our environmental impact.

Inclusion

Our commitment and ambition is to build a business filled with the very best talent that delivers better outcomes for our clients and customers every day. We do this by creating an inclusive workplace where all forms of difference are respected, celebrated and valued; where we will not tolerate discrimination, harassment, bullying or victimisation of any kind.

Note: we define inclusion in it’s broadest sense, this includes but is not limited to the characteristics which are protected under: UK Equality act 2020, USA title VII of the Civil Rights Act, Singaporean workplace fairness act.

Our approach to diversity, equity and inclusion and human rights is outlined within our annual Modern Slavery Statement, Sustainability report, and our global Diversity, Equity and Inclusion Policy.

Refer to Speak Up on page 12 for raising a concern.

Our communities

We aim to empower people by building financial capability and creating pathways to fair work. Our vision is for a world where people in our communities have the confidence, resources and opportunities to build a secure future. We believe we can achieve our ambition through our charitable partnerships, sustainable procurement practices, fair work and by ensuring our products and services are accessible.

Supporting our people

We are committed to building a business that attracts brilliant talent; a business where all people can thrive and belong, learn and develop and do their best work.

Our global code of conduct	6

Our ethics

We all have a basic responsibility to comply with the law, regulations, statutory codes, company policies and authorisations relevant to our role. However, acting with integrity is a higher standard. It requires us to think about every action we take – before we take it – to ensure we are acting in the interests of our customers and clients and doing the right thing.

Training

We all need to attain and maintain the competency required to perform effectively in our role – and to take responsibility for our own personal development.

Mandatory training is essential for your employment and our regulatory obligations. Failure to complete it on time may result in disciplinary action, including dismissal.

Anti-competitive behaviour

We take care to avoid practices that may be viewed as anti-competitive – for example, agreeing charging structures with competitors or engaging in unauthorised sharing of commercial information.

Accurate reporting

We are committed to complete, accurate and timely reporting to the market and the authorities, including our regulators.

If you are responsible for accounting and financial record keeping duties, you need to play your part in ensuring that all transactions, funds, assets, revenues and expenses are accounted for correctly and reported appropriately.

Compliance with regulations and law

We comply with regulatory, tax and legal requirements globally, maintaining openness with regulators and tax authorities. We promptly report and respond to inquiries, provide documentation, and attend interviews. We adhere to notification requirements, including breaches and disciplinary actions, and uphold our global code of conduct. Everyone must be aware of and comply with these requirements, seeking advice when needed.

Health and safety

We ensure a safe work environment and expect everyone to follow local health and safety policies.

Our people

We expect professional, respectful, and fair behaviour, considering our impact on others. This applies to behaviour or views shared at work and outside (including on social media) related to anyone associated with our company or impacting our reputation. Behaviours falling short of our global code of conduct standards are taken seriously and may be addressed through disciplinary procedures.

Integrity

Your contribution is vital to upholding the company’s reputation, and your actions both internally and externally can have an impact on this.

We all have a responsibility to make the company aware of important changes in our personal circumstances, such as criminal proceedings or formal financial proceedings which could impact on our role.

Due skill, care and diligence

We should all perform our roles with due skill, care and diligence. Examples of failing to achieve this can vary for each of us dependent on our role, but could include:

•	Failing to follow or ignoring processes and procedures.

•	Failing to properly inform customers, clients or colleagues of something that could result in a detrimental outcome for them.

•	Undertaking a task, making a recommendation or providing advice without suitable training and/or understanding.

•	Carrying out an activity when you don’t feel competent or trained.

Our communications

Be thoughtful, accurate, and cautious in external communications. Only authorised personnel should make public statements. Avoid work-related posts on personal social media unless permitted.

Our global code of conduct	7

Market conduct

and inside information

When making investment decisions on behalf of our customers and clients, we must act with integrity and honesty. This means always following the rules, regulations and general principles set out within the global regulatory environment in which we operate, and using information only as intended.

What is market abuse?

Market abuse can be both a civil and criminal offence. Market abuse behaviours includes:

•	Misusing inside information for personal gain or company gain or to avoid losses.

•	Unlawfully disclosing inside information.

•	Manipulating markets by giving false or misleading signals about the price, supply, or demand for securities.

What is inside information?

Inside information, or material non-public information (MNPI), is:

•	Not public or generally available.

•	Would impact its price if known publicly.

•	Specific enough for a reasonable investor to make decisions.

Generally available information can be accessed through research or public data analysis. Be cautious with internet and social media as they might target limited audiences.

This includes any knowledge about investee companies or our company’s future plans, including investment decisions. Do not use or share this information unless necessary for work and it’s publicly available.

What are the restrictions on my activities?

•

Market abuse can involve activities carried out for personal benefit or for the benefit of our company. To prevent this, you are strictly prohibited, from engaging in any client dealings or personal account dealings if you possess inside information or suspect that such dealings could amount to market abuse. Personal account dealing must be coordinated through My Compliance Office (“MCO”).

•	Breaching any policy related to personal account dealing may result in your dealing privileges being suspended for a period or could lead to formal disciplinary action.

•	You must also follow all company procedures and controls designed to reduce the risk of market abuse. Many of these are outlined in the Market Conduct Handbook.

What are my obligations if I suspect market abuse or have inside information?

•	Report suspected market abuse to the Risk & Compliance team or information control room immediately.

•	Contact your manager or use the Speak Up hotline to raise concerns.

•	If unsure about your obligations regarding inside information, consult your local Risk & Compliance team or refer to the Market Conduct Handbook.

Malpractice, bribery

and inducements

To uphold integrity, gifts, hospitality, interactions with politicians and public officials, and expenses must be handled with care. Failure to follow established procedures may give rise to concerns regarding conflicts of interest or potential bribery.

Bribery and corruption

We have zero tolerance for bribery. All employees must be aware of and strictly adhere to the Anti-Bribery and Corruption Policy and related policies and standards. Corruption – abusing entrusted power for personal gain – can happen in any sector, whether public or private, and damages trust and integrity within organisations. Higher risks of bribery and corruption arise when engaging third parties, operating in high-risk jurisdictions, or exchanging gifts and hospitality. Employees must be especially vigilant in these situations and comply with all relevant policies and procedures.

Gifts and hospitality

Gifts and hospitality can build goodwill but may appear improper. When offering or accepting, the appropriateness must be assessed based on the parties involved, the nature and value of the gift, and the context. All limits, authorisation rules must be complied with, and records maintained on the appropriate register.

Political donations and public officials

As a global investor, we engage with policymakers to shape policy, while following strict guidelines:

•	We do not donate to political parties, campaigns, representatives, candidates, or their agents.

•	Prohibited activities include giving gifts, sponsorships, loans, covering political material costs, paying expenses, or using company resources for political purposes.

•	Employees may make personal political donations if there is no conflict of interest created, particularly with current or potential clients.

Dealing with public officials

Never offer payments or gifts to public officials, nor benefit from others doing so. This includes ‘facilitation payments’ which, although common in some countries, are against our global code of conduct and illegal under the UK Bribery Act 2010, except in ‘extenuating circumstances’ – when an immediate threat to life, limb or liberty is evident. Any such incidents must be reported to our anti-financial crime team or via the Speak Up hotline (see page 12).

Sanctions

Financial sanctions are government-imposed restrictions for policy or security purposes. Violating sanctions may result in fines, loss of licenses, reputational damage, and personal criminal or civil penalties such as substantial fines or imprisonment. Aberdeen is committed to full compliance with all applicable sanction-related laws and regulations, and all employees must always follow Aberdeen’s Sanctions Policy and associated standards.

Expenses and company assets

What are expenses?

These are costs for business activities, paid with a company credit card or your own money.

Are there any restrictions?

Only items that comply with our expense policy or an approved variation are permitted to be claimed. Follow local procedures for third party orders and complete purchase orders before ordering.

What are my obligations?

•	Comply with our expenses policy.

•	Accurately and completely fill out expense claims.

•	Submit claims with receipts promptly.

•	Authorising managers must check receipts before approval.

What are company assets?

They are primarily for business use, including physical (phones, laptops) and non-physical (intellectual property). Use responsibly for business purposes, limit personal use as per local guidelines, and keep assets secure.

Our global code of conduct	9

Money laundering Fraud, and other financial crime

Money laundering conceals the criminal origin of funds and often targets financial firms in the process.

We must:

•	Verify all new customers, clients, counterparties, third parties, partners, and suppliers.

•	Handle funds only for verified parties.

•	Ensure transactions match our expectations for each customers, client or counterparty.

Fraud

We are committed to financial integrity by preventing, detecting, and reporting fraud or other financial crimes. Please review Aberdeen’s Anti-Financial Crime Policies, including the Anti-Money Laundering Policy and Anti-Fraud Policy and Standards, and promptly report any suspicions of any financial crime using the Suspicious Activity Reporting Form on the AFC SharePoint site.

Tax evasion

Tax evasion is illegal for individuals and corporations and facilitating or failing to prevent it is also a crime.

We must:

•	Prevent any facilitation of tax evasion.

•	Work only with those who uphold high compliance standards.

For more details, see the Anti- Facilitation of Tax Evasion Policy and Standards on the AFC SharePoint site. If you suspect a breach, report it to the AFC team using the Suspicious Activity Reporting Form.

Conflicts of interest and outside appointments

We all have an individual and shared responsibility to protect ourselves, colleagues, customers, clients and the company by identifying and reporting conflicts of interest and outside appointments.

What is a conflict of interest?

A conflict of interest occurs when Aberdeen or its employees face influences that could affect their decision-making. This includes both actual and perceived conflicts, whether due to competing interests from multiple clients or potential personal gain. We must always prioritise customers’ and clients’ interests over our own.

Any potential or actual conflict of interest must be raised in My Compliance Office (“MCO”). Submissions will be reviewed by your line manager and Compliance, and they will be reassessed on an annual basis.

What are my obligations for managing conflicts of interest?

Identify and avoid conflicts of interest. When unavoidable, disclose them transparently. If connected to a firm negotiating with Aberdeen, avoid influencing negotiations. Manage any external activities that may conflict with Aberdeen’s interests.

If you develop a romantic or intimate relationship with a colleague, please be aware that this may give rise to a potential conflict of interest and/or other employment-related risks. Where that colleague directly or indirectly reports to you or where your are in a position of influence over that person by virtue of your role in the company, you must report the matter to your manager (or to HR), without delay, and you should expect that actions will need to be taken to address the conflict of interest.

What is an outside appointment?

These are positions held outside our company, including voluntary roles, business ventures, and significant ownerships.

Any outside appointment must be declared in My Compliance Office (“MCO”). These will be reviewed by your line manager and Compliance and reassessed annually.

What are my obligations for managing outside appointments?

Understand the requirements and procedures relevant to your role. Discuss potential appointments with your manager to check for conflicts of interest. If uncertain, contact our Risk & Compliance or Group Secretariat teams as appropriate.

Our global code of conduct	10

Using information and

technology responsibly

Proper information handling protects everyone from identity theft and safeguards our reputation, financial health, and ensures we meet expectations.

Protecting confidential information

Always safeguard confidential information as if it were your own. Share it only with individuals who are authorised and require it for their role. If unsure, verify their need and intended use with the SRP Information Security team or Data Privacy Office. Never exploit confidential information for personal gain to avoid conflicts of interest or personal data protection breaches. For more details, refer to the intranet sections on SRP and Privacy & Data Protection.

What information is confidential?

Handle personal and company data carefully to avoid unauthorised access or disclosure. Examples include:

•	Customer data: name, address, bank details, IDs, health information.

•	Client data: commercial pricing, personal data of client representatives.

•	Corporate data: anything which is not publicly available, including board papers, company results, intellectual property, market propositions, mergers, disposals or acquisitions.

•	Employee data: payroll, health, diversity, performance information.

What are my obligations?

•	Use information classification labels (Public, Internal, Confidential, Restricted).

•	Don’t use personal email for business communications.

•	Don’t use social media or messaging apps for business unless approved.

•	Don’t send confidential information to your personal emails or unauthorised third parties.

•	Business documents remain company property; you cannot take these with you if you leave.

•	If you mention the company on personal social media, clarify that your views are personal. Familiarise yourself with our policies on privacy, data protection, and acceptable use.

•	Don’t use your business email for personal matters.

What are the consequences of mishandling information?

Misuse can lead to disciplinary action, dismissal, and legal penalties. Report data breaches immediately using local processes. For guidance, contact your local DPO, the Group Data Privacy Office (DPOffice@aberdeenplc.com), or the SRP Information Security team (information.protection@ aberdeenplc.com) for further instructions.

Our approach to AI

We remain vigilant in tracking the emergence of innovative technologies like generative AI. Our adoption of such technologies is always guided by the principles set out in our global code of conduct, with a strong emphasis on transparency, fairness, and accountability. We have implemented a proactive governance structure, and the AI Leadership Council instigates regular reviews of our AI usage and its associated capabilities to ensure a beneficial and positive impact for our clients and customers. We are committed to always maintaining human oversight.

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Speak Up

If you see or experience malpractice or misconduct, report it promptly to help protect everyone involved. We don’t tolerate harassment or victimisation of anyone with a genuine concern, and disciplinary action will be taken if it occurs. No one will lose their job or face reprisal for raising valid concerns. All managers have a duty to act on any misconduct they become aware of and ensure it is reported promptly.

Who should I speak to?

If you have a concern, speak to your manager. If you prefer confidentiality or anonymity, use our Speak Up service. For complaints about employment or treatment, follow local grievance procedures.

Reporting your concerns through Speak Up

Our independent and confidential Speak Up service, provided by Safecall, is available 24/7 in multiple languages. Stay anonymous by using Safecall’s website or phoneline. Safecall will not disclose your identity without permission.

UK Speak Up line: 0800 915 1571

Other countries: Find local numbers on the global intranet.

Online reporting: www.safecall.co.uk/report

Anyone can also contact our Conduct, Conflicts, and Training team for advice on misconduct, malpractice, or illegal behaviour.

Support and advice for employees

If you’re an employee and need advice before reporting a matter, Protect offers independent and confidential advice to employees regarding what to do if they witness malpractice or misconduct at work. Protect provides an advice line, which offers support from qualified lawyers with a wealth of experience in whistleblowing law and practice. You should still report concerns of malpractice or misconduct in accordance with the Speak Up process.

UK Freephone Protect on 020 3117 2520

For more information visit aberdeenplc.com

Aberdeen Group plc is registered in Scotland (SC286832) at 1 George Street, Edinburgh, EH2 2LL.

© Aberdeen Group plc 2026. All rights reserved.

Reporting your concerns externally

We comply with ‘Speak Up’ regulations globally. You can report concerns directly to relevant regulators anytime. Contact the UK Financial Conduct Authority, Prudential Regulation Authority, or local regulators such as the U.S. Securities and Exchange Commission or FINRA.

STA1225707464-001

aberdeenplc.com	12